NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

December 18, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Axesstel, Inc.

Common Stock, $0.0001 Par Value

Commission File Number – 001-32160

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years; and

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of Axesstel, Inc. (the “Company” or “Axesstel”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Years ended December 31,

Income (Loss) from Continuing Operations

Net Income (Loss)

2008

$3,206,139

$1,418,766

2007

($8,740,407)

($9,024,135)

2006

($6,902,016)

($6,636,218)

2005

($7,676,456)

($10,201,174)

(b)  At June 28, 2009, the Company reported a stockholders’ deficit of ($1,362,064).

(c)  At September 27, 2009, the Company reported a stockholders’ deficit of ($2,169,510).

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On March 5, 2008, the Company was notified by the Exchange that based on publicly available information, Axesstel was not in compliance with Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange detailing actions which it had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards by September 7, 2009 (the “Plan”).

(b)

On April 7, 2008, Axesstel submitted its Plan to the Exchange and on May 5, 2008, the Exchange notified Axesstel that it had accepted the Plan and granted the Company an extension until September 7, 2009 to regain compliance with the continued listing standards (the “Plan Period”).

(c)

On July 1, 2009, the Exchange notified Axesstel of its intention to initiate delisting proceedings against the Company (the “Staff Determination”).  The Staff Determination was based on the fact that Axesstel failed to make progress consistent with the Plan.  Specifically, Axesstel was unable to achieve the financial projections set forth in the Plan, and based on publicly available information as well as information derived from conversations with the Company, it was evident that Axesstel’s financial condition had significantly worsened and that it was unreasonable to expect that the Company could regain compliance by the end of the Plan Period.  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel within seven days of the Staff Determination, or by July 8, 2009.

(d)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. H. Clark Hickock, Chief Executive Officer of Axesstel, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.